Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Logistics Property Trust Inc.:

We consent to the use of our report dated February 12, 2016, with respect to the consolidated balance sheets of Logistics Property Trust Inc. and subsidiary as of December 31, 2015 and 2014, and the related consolidated statements of operations, equity, and cash flows for the year ended December 31, 2015 and the period from Inception (August 12, 2014) to December 31, 2014 included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

February 12, 2016